Veritex Holdings, Inc. Reports Fourth Quarter and Record Year-End 2017 Results
Completes Transformative Acquisitions and More Than Doubles Its Asset Base

Dallas, TX — January 29, 2018 — Veritex Holdings, Inc. ("Veritex" or "the Company") (Nasdaq: VBTX), the holding company for Veritex Community Bank ("Veritex Bank"), today announced the year end results including record year over year earnings and growth. The Company ended the year with strong capital levels and is poised to further leverage its capital position. Net income available to common stockholders was $4.4 million for the fourth quarter of 2017, a decrease of $0.8 million from the third quarter of 2017, and an increase of $1.2 million from the fourth quarter of 2016. Net income available to common stockholders for the year ended December 31, 2017 was $16.2 million, up $3.7 million, or 29.2%, from the year ended December 31, 2016. Net income for the quarter and year ended December 31, 2017 were negatively impacted by a $1.9 million re-measurement of our deferred tax assets and deferred tax liabilities due to our new effective tax rate under the Tax Cuts and Jobs Act (the "Tax Act").
As part of how we measure our results, we use certain non-GAAP financial measures to ascertain performance. These non-GAAP financial measures are reconciled in the section labeled “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.
C. Malcolm Holland, the Company’s Chairman and Chief Executive Officer said, “I am delighted with our accomplishments this year. Our company has grown from $1.4 billion in assets at December 31, 2016 with 11 branches in the Dallas market to $3.0 billion in assets at December 31, 2017 with 21 continuing branches in the Dallas, Fort Worth and Houston markets."

Mr. Holland continued "The fourth quarter has been a particularly busy time for our company, even by Veritex standards. We completed the acquisition of Liberty Bancshares, Inc. and continued to manage cost savings by closing two redundant branches and we sold two Austin area branches on January 1, 2018, thus exiting that market. We continued to increase earnings per share, significantly grew the balance sheet, and were recognized once again as one of the best places to work."

Mr. Holland concluded, "I am excited about 2018 and the opportunities that are ahead of us. Our staff continues to be the reason why we stand apart from the competition. With continued focus on our employees and the Veritex culture, we will be able to achieve the goals we have set for ourselves in 2018."

2017 Fourth Quarter Highlights

•
Net income available for common stockholders for the quarter ended December 31, 2017 was $4.4 million, or $0.19 diluted earnings per share ("EPS"), compared to $5.1 million, or $0.25 diluted EPS, for the quarter ended September 30, 2017.

•
Core net income available for common stockholders totaled $5.4 million, or $0.23 core diluted EPS, for the quarter ended December 31, 2017, compared to $5.6 million, or $0.28 core diluted EPS, for the quarter ended September 30, 2017. The decrease in core net income available for common stockholders is primarily due to an increase in the provision for loan losses further discussed in the "Asset Quality" section of this release.

•
Net income available for common stockholders for the quarter ended December 31, 2017 was impacted by an income tax charge of $1.9 million related to the re-measurement of our deferred tax assets and deferred tax liabilities at our new expected tax rate due to the enactment of the Tax Act.

•	Net interest margin ("NIM") improved to 4.24% and core NIM improved to 3.75% for the quarter ended December 31, 2017, compared to a NIM of 3.78% and core NIM of 3.66% for the third quarter of 2017.

•
Total loans increased $352.3 million, or 18.5%, to $2.3 billion compared to the third quarter of 2017. Excluding acquired loans from the Liberty acquisition, loans grew $39.7 million, or 13.8% annualized.

•	Total deposits increased $357.3 million, or 18.0%, to $2.3 billion compared to the third quarter of 2017.

•	In November 2017, Veritex Bank was named in the list of The Dallas Morning News’ Top 100 Places to Work 2017.

Full Year 2017 Highlights

•
Net income available for common stockholders for the year ended December 31, 2017 was $16.2 million, or $0.86 diluted EPS, compared to $12.6 million, or $1.13 diluted EPS, for the year ended December 31, 2016.

•
Core net income available for common stockholders totaled $17.9 million, or $0.95 core diluted EPS, for the year ended December 31, 2017, compared to $12.6 million, or $1.13 core diluted EPS, for the year ended December 31, 2016.

•
Total loans as of December 31, 2017 grew $1.3 billion, or 127.8%, compared to December 31, 2016. Excluding acquired loans from Sovereign and Liberty of $1.1 billion, loans grew $203.0 million, or 20.5% compared to December 31, 2016.

•	Noninterest-bearing deposits as of December 31, 2017, which includes branch deposits held for sale, increased $324.6 million, or 99.1%, compared to December 31, 2016.

•	Closed acquisitions with Sovereign Bancshares, Inc. ("Sovereign") on August 1, 2017 and Liberty Bancshares, Inc. ("Liberty") on December 1, 2017.

•	Completed a public offering of 2,285,050 shares of common stock with net proceeds of $56.7 million.

•	Received American Bankers' "Best Bank to Work For" for the fourth consecutive year.

Result of Operations for the Three Months Ended December 31, 2017

Net Interest Income

For the three months ended December 31, 2017, net interest income before provision for loan losses was $25.8 million and net interest margin was 4.24% compared to $19.1 million and 3.78%, respectively, for the three months ended September 30, 2017. The $6.7 million increase from the three months ended September 30, 2017 was primarily due to an increase in interest income on loans, which was driven by increased volume in all loan categories resulting from loans acquired from Liberty on December 1, 2017, and continued organic loan growth. Net interest margin increased 46 basis points from the three months ended September 30, 2017, primarily due to a change in mix of earnings assets resulting from increases in loans, which tend to yield greater interest rates than other interest earning assets. Average loan balances represented 84.3% of average interest-earning assets for the three months ended December 31, 2017 compared to 81.9% for the three months ended September 30, 2017.

Net interest income before provision for loan losses increased by $15.3 million from $10.5 million to $25.8 million for the three months ended December 31, 2017 compared to the same period during 2016. The increase in net interest income before provision for loan losses was primarily driven by higher loan balances resulting from loans acquired from Sovereign and Liberty and continued organic loan growth. For the three months ended December 31, 2017, average loan balances increased by $1.1 billion compared to the three months ended December 31, 2016, which resulted in a $16.5 million increase in interest income. Net interest margin increased 80 basis points from the three months ended December 31, 2016 primarily due to a change in mix of earnings assets resulting from increased loan balances as well as benefits of increases in the prime rates in new and renewed loans. Average loan balances represented 84.3% of average interest-earning assets for the three months ended December 31, 2017 compared to 79.9% for the three months ended December 31, 2016.

Noninterest Income

Noninterest income for the three months ended December 31, 2017 was $2.3 million, an increase of $321 thousand compared to the three months ended September 30, 2017. The net increase was primarily due to a $267 thousand gain on the sale of an other real estate owned property during the fourth quarter of 2017 with no corresponding sale in the third quarter of 2017. In addition, the increase was due to $138 thousand of rental income resulting from the purchase of our headquarter building on December 6, 2017 and an increase of $100 thousand in dividend income as a result of bi-annual Federal Reserve Bank stock dividends. This increase was partially offset by a $136 thousand decrease in gain on sale of SBA loans.

Compared to the three months ended December 31, 2016, noninterest income grew $474 thousand. The increase was primarily due to the $267 thousand gain on the sale of other real estate owned referenced above with no corresponding sale in the fourth quarter of 2016, a $232 thousand increase in service charges and fees on deposit accounts resulting from the additional acquired Sovereign and Liberty deposit accounts and the associated income from these accounts and $136 thousand of rental income resulting from the purchase of our headquarter building.
Noninterest Expense

Noninterest expense was $15.0 million for the three months ended December 31, 2017, compared to $12.5 million for the three months ended September 30, 2017, an increase of $2.5 million. The increase was primarily driven by a $1.4 million increase in salaries and employee benefits expense, primarily due to one month of additional salaries and employee benefit expenses related to the addition of full-time equivalent employees associated with the Liberty acquisition which closed on December 1, 2017 and one additional month of salaries and employee benefit expenses for employees associated with the Sovereign acquisition compared to the three months ended September 30, 2017. Due to the Sovereign acquisition closing on August 1, 2017, two months of salaries and employee benefit expense related to Sovereign employees were included for the three months ended September 30, 2017 compared to three months of expense related to Sovereign employees for the three months ended December 31, 2017.

Compared to the three months ended December 31, 2016, noninterest expense for the three months ended December 31, 2017 increased $8.0 million. The increase was primarily driven by a $3.7 million increase in salaries and employee benefits expense related to the additional full-time equivalent employees as result of the Sovereign and Liberty acquisitions. Additionally, occupancy and equipment expense increased $1.0 million primarily due to the addition of eight owned buildings and eight property leases from the Sovereign and Liberty acquisitions and professional fees increased $770 thousand which were primarily a result of the use of legal and other professional services association with the Sovereign and Liberty acquisitions.

Financial Condition

Total loans were $2.3 billion at December 31, 2017, an increase of $352.3 million, or 18.5%, compared to the third quarter of 2017 and $1.3 billion, or 127.8%, compared to December 31, 2016. We acquired loans from Sovereign and Liberty with an acquisition date fair value of $752.5 million and $312.6 million, respectively. For the fourth quarter of 2017, excluding acquired loans from the Liberty acquisition, loans grew $39.7 million, or 13.8% annualized.

Total deposits were $2.3 billion at December 31, 2017, an increase of $357.3 million, or 18.0%, compared to the third quarter of 2017 and $1.2 billion, or 109.3%, compared the year ended December 31, 2016. We assumed deposits with an acquisition date fair value of $809.4 million and estimated $395.9 million in the Sovereign and Liberty acquisitions, respectively.

Asset Quality

Our allowance for loan losses as a percentage of loans was 0.57%, 0.55%, and 0.86% of total loans at December 31, 2017, September 30, 2017, and December 31, 2016, respectively. The allowance for loan losses as a percentage of total loans for each of the three quarters ended was determined by the qualitative factors around the nature, volume and mix of the loan portfolio. The decrease in the allowance for loan loss as a percentage of total loans from December 31, 2016 was attributable to the completion of the Sovereign acquisition on August 1, 2017 and the Liberty acquisition on December 1, 2017, as acquired loans are recorded at fair value.

The provision for loan losses for the three months ended December 31, 2017 totaled $2.5 million compared to $752 thousand and $440 thousand for three months ended September 30, 2017 and December 31, 2016, respectively. The increase in provision for loan losses compared to September 30, 2017 and December 31, 2016 was primarily due to the general provision required from an increase of loans acquired through the acquisitions of Sovereign and Liberty that were re-underwritten following completion of the respective acquisitions as well as an increase in organic loan growth. Once an acquired loan undergoes new underwriting and meets the criteria for a new loan, any remaining fair value adjustments are taken into interest income and the loan becomes fully subject to our allowance for loan loss methodology. In addition, a provision of $629 thousand was taken for an energy loan moved into nonperforming status discussed below.
Nonperforming assets totaled $14.4 million, or 0.49%, of total assets at December 31, 2017 compared to $2.6 million, or 0.11%, of total assets at September 30, 2017 and $2.4 million, or 0.17%, of total assets at December 31, 2016. The increase of $11.8 million in nonperforming assets compared to September 30, 2017 was primarily due to the addition of a $13.4 million energy loan resulting from a decline in collateral value and deteriorating performance of the borrower.
Non-GAAP Financial Measures

The Company’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, the Company reviews and reports core net interest income, core non-interest expense, core net income from operations, core net income, core net income available to common stockholders, core diluted earnings per share, core efficiency ratio, core net interest margin, tangible book value per common share and the tangible common equity to tangible assets ratio. The Company has included in this release information related to these non-GAAP financial measures for the applicable periods presented. Please refer to “Reconciliation of Non-GAAP Financial Measures” at the end of this release for a reconciliation of these non-GAAP financial measures.

Business Combinations Measurement Period
The measurement period for the Company to determine the fair values of acquired identifiable assets and assumed liabilities for Sovereign and Liberty will end at the earlier of (i) twelve months from the date of the acquisition or (ii) as soon as the Company receives the information it was seeking about facts and circumstances that existed as of the acquisition date or learns that more information is not obtainable. Provisional estimates for bank premises, furniture and equipment, goodwill, intangible assets and deferred taxes have been recorded for the Sovereign acquisition and provisional estimates for loans, bank premises, furniture and equipment, goodwill, intangible assets, deferred taxes and deposits have been recorded for the Liberty acquisition as independent valuations have not been finalized. Changes to provisional estimates could potentially have an impact on the re-measurement of our deferred taxes.
Conference Call
The Company will also host an investor conference call to review the results on Tuesday, January 30, 2018 at 8:30 a.m. Central Time. Participants may pre-register for the call by visiting https://edge.media-server.com/m6/p/s7inoejd and will receive a unique pin number, which can be used when dialing in for the call. This will allow attendees to enter the call immediately. Alternatively, participants may call toll-free at (877) 703-9880.
The call and corresponding presentation slides will be webcast live on the home page of the Company's website, www.veritexbank.com. An audio replay will be available one hour after the conclusion of the call at (855) 859-2056, Conference #9875609. This replay, as well as the webcast, will be available until February 6, 2018.
About Veritex Holdings, Inc.
Headquartered in Dallas, Texas, Veritex Holdings, Inc. is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with nineteen branch locations and a mortgage office throughout the Dallas/Fort Worth metropolitan area and one branch in the Houston metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System.
For more information, visit www.veritexbank.com

Media Contact:
LaVonda Renfro
972-349-6200
lrenfro@veritexbank.com

Investor Relations:
Susan Caudle
972-349-6132
scaudle@veritexbank.com

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Veritex’s future financial performance, business and growth strategy, projected plans and objectives, and related transactions, integration of the acquired businesses, ability to recognize anticipated operational efficiencies, and other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about Veritex and its subsidiaries, any of which may change over time and some of which may be beyond Veritex’s control. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to whether Veritex can: successfully implement its growth strategy, including identifying acquisition targets and consummating suitable acquisitions; continue to sustain internal growth rate; provide competitive products and services that appeal to its customers and target market; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Veritex operates and in which its loans are concentrated, including the effects of declines in housing markets; an increase in unemployment levels and slowdowns in economic growth; Veritex's level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of Veritex's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of Veritex's operations including changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; Veritex's ability to comply with applicable capital and liquidity requirements, including our ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and manmade disasters including terrorist attacks;; and achieve its performance goals. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Special Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Veritex’s Annual Report on Form 10-K filed with the SEC on March 10, 2017 and any updates to those risk factors set forth in Veritex’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Veritex’s underlying assumptions prove to be incorrect, actual results may differ materially from what Veritex anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Veritex does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us. In addition, Veritex cannot assess the impact of each factor on Veritex’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Veritex or persons acting on Veritex’s behalf may issue. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands)

	At and For the Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Selected Financial Data:
Net income	$4,368	$5,182	$3,615	$3,098	$3,190
Net income available to common stockholders	4,368	5,140	3,615	3,098	3,190
Total assets	2,946,693	2,494,861	1,508,589	1,522,015	1,408,507
Total loans(1)	2,259,831	1,907,509	1,122,468	1,020,970	991,897
Provision for loan losses	2,529	752	943	890	440
Allowance for loan losses	12,808	10,492	9,740	8,816	8,524
Noninterest-bearing deposits(2)	652,218	495,627	337,057	338,226	327,614
Total deposits(2)	2,342,912	1,985,658	1,211,107	1,221,696	1,119,630
Total stockholders’ equity	490,039	445,929	247,602	242,725	239,088
Summary Performance Ratios:
Return on average assets(3)	0.64%	0.94%	0.97%	0.83%	0.97%
Return on average equity(3)	3.73	5.44	5.89	5.20	8.11
Net interest margin(4)	4.24	3.78	3.53	3.21	3.44
Efficiency ratio(5)	53.60	59.33	55.03	58.26	57.39
Noninterest expense to average assets(3)	2.22	2.26	2.08	1.99	2.16
Summary Credit Quality Data:
Nonaccrual loans	$13,905	$1,856	$1,514	$1,686	$941
Accruing loans 90 or more days past due(6)	18	54	15	212	835
Other real estate owned	449	738	493	998	662
Nonperforming assets to total assets	0.49%	0.11%	0.13%	0.19%	0.17%
Nonperforming loans to total loans	0.62	0.10	0.14	0.19	0.18
Allowance for loan losses to total loans	0.57	0.55	0.87	0.86	0.86
Net charge-offs to average loans outstanding	0.01	—	—	0.06	0.03
Capital Ratios:
Total stockholders’ equity to total assets	16.63%	17.87%	16.41%	15.95%	16.97%
Tangible common equity to tangible assets	11.06	12.76	14.77	14.31	15.23
Tier 1 capital to average assets	12.85	15.26	15.09	14.65	16.82
Tier 1 capital to risk-weighted assets	12.41	14.17	18.17	19.94	20.72
Common equity tier 1 (to risk weighted assets)	12.23	13.65	17.92	19.66	20.42
Total capital to risk-weighted assets	13.10	14.87	19.37	21.20	22.02
__________________________

(1)
Total loans does not include loans held for sale and deferred fees. Loans held for sale were $0.8 million at December 31, 2017, $2.2 million at September 30, 2017, $4.1 million at June 30, 2017, $1.9 million at March 31, 2017, and $5.2 million at December 31, 2016. Deferred fees were $28 thousand at December 31, 2017, $28 thousand at September 30, 2016, $40 thousand at June 30, 2017, $48 thousand at March 31, 2017, and $55 thousand at December 31, 2016. Total loans include branch assets held for sale of $26.3 million at December 31, 2017.

(2)	Total noninterest-bearings deposits and total deposits at December 31, 2017 include branch liabilities held for sale of $39.4 million and $64.3 million, respectively.

(3)
We calculate our average assets and average equity for a period by dividing the sum of our total assets or total stockholders’ equity, as the case may be, at the close of business on each day in the relevant period, by the number of days in the period. We have calculated our return on average assets and return on average equity for a period by dividing net income for that period by our average assets and average equity, as the case may be, for that period.

(4)	Net interest margin represents net interest income, annualized on a fully tax equivalent basis, divided by average interest-earning assets.

(5)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(6)
Accruing loans 90 or more days past due excludes $3.3 million of PCI loans acquired from Sovereign as of December 31, 2017 and September 30, 2017. No PCI loans were considered non-performing loans as of December 31, 2017.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets - (Unaudited)
(In thousands)

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
ASSETS
Cash and due from banks	$38,243	$21,879	$28,687	$23,021	$15,631
Interest bearing deposits in other banks	110,801	129,497	144,459	262,714	219,160
Total cash and cash equivalents	149,044	151,376	173,146	285,735	234,791
Investment securities	228,117	204,788	134,708	138,698	102,559
Loans held for sale	841	2,179	4,118	1,925	5,208
Loans, net	2,220,682	1,896,989	1,112,688	1,012,106	983,318
Accrued interest receivable	7,676	6,387	3,333	2,845	2,907
Bank-owned life insurance	21,476	20,517	20,369	20,224	20,077
Bank premises, furniture and equipment, net	75,251	40,129	17,978	17,521	17,413
Non-marketable equity securities	13,732	10,283	7,407	7,375	7,366
Investment in unconsolidated subsidiary	352	352	93	93	93
Other real estate owned	449	738	493	998	662
Intangible assets, net	20,441	10,531	2,171	2,161	2,181
Goodwill	162,265	135,832	26,865	26,865	26,865
Branch assets held for sale	33,552	—	—	—	—
Other assets	12,815	14,760	5,220	5,469	5,067
Total assets	$2,946,693	$2,494,861	$1,508,589	$1,522,015	$1,408,507
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$612,830	$495,627	$337,057	$338,226	$327,614
Interest-bearing	1,665,800	1,490,031	874,050	883,470	792,016
Total deposits	2,278,630	1,985,658	1,211,107	1,221,696	1,119,630
Accounts payable and accrued expenses	5,098	4,017	2,574	1,631	2,914
Accrued interest payable and other liabilities	5,446	4,368	1,032	9,655	534
Advances from Federal Home Loan Bank	71,164	38,200	38,235	38,271	38,306
Junior subordinated debentures	11,702	11,702	3,093	3,093	3,093
Subordinated notes	4,987	4,987	4,946	4,944	4,942
Branch liabilities held for sale	64,627	—	—	—	—
Other borrowings	15,000	—	—	—	—
Total liabilities	2,456,654	2,048,932	1,260,987	1,279,290	1,169,419
Commitments and contingencies
Stockholders’ equity:
Common stock	241	227	152	152	152
Additional paid-in capital	445,517	404,900	211,901	211,512	211,173
Retained earnings	45,510	41,143	36,003	32,388	29,290
Unallocated Employee Stock Ownership Plan shares	(106)	(209)	(209)	(209)	(209)
Accumulated other comprehensive (loss)	(1,053)	(62)	(175)	(1,048)	(1,248)
Treasury stock, 10,000 shares at cost	(70)	(70)	(70)	(70)	(70)
Total stockholders’ equity	490,039	445,929	247,602	242,725	239,088
Total liabilities and stockholders’ equity	$2,946,693	$2,494,861	$1,508,589	$1,522,015	$1,408,507

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income - (Unaudited)
(In thousands, except per share data)

	For the Year Ended
	December 31, 2017	December 31, 2016
Interest income:
Interest and fees on loans	$73,795	$44,681
Interest on investment securities	3,462	1,409
Interest on deposits in other banks	2,287	503
Interest on other	8	2
Total interest income	79,552	46,595
Interest expense:
Interest on deposit accounts	9,878	4,988
Interest on borrowings	1,166	652
Total interest expense	11,044	5,640
Net interest income	68,508	40,955
Provision for loan losses	5,114	2,050
Net interest income after provision for loan losses	63,394	38,905
Noninterest income:
Service charges and fees on deposit accounts	2,502	1,846
Gain on sales of investment securities	222	15
Gain on sales of loans and other assets owned	3,141	3,288
Bank-owned life insurance	753	771
Other	958	583
Total noninterest income	7,576	6,503
Noninterest expense:
Salaries and employee benefits	20,828	14,332
Occupancy and equipment	5,618	3,667
Professional fees	5,672	2,804
Data processing and software expense	2,217	1,158
FDIC assessment fees	1,177	661
Marketing	1,293	983
Other assets owned expenses and write-downs	182	163
Amortization of intangibles	964	380
Telephone and communications	720	402
Other	4,118	1,840
Total noninterest expense	42,789	26,390
Net income from operations	28,181	19,018
Income tax expense	11,918	6,467
Net income	$16,263	$12,551
Preferred stock dividends	$42	$—
Net income available to common stockholders	$16,221	$12,551
Basic earnings per share	$0.88	$1.16
Diluted earnings per share	$0.86	$1.13
Weighted average basic shares outstanding	18,404	10,849
Weighted average diluted shares outstanding	18,810	11,153

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income - (Unaudited)
(In thousands, except per share data)

	For the Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Interest income:
Interest and fees on loans	$28,182	$20,706	$13,024	$11,883	$11,684
Interest on investment securities	1,211	941	735	575	396
Interest on deposits in other banks	500	629	548	610	200
Interest on other	4	3	—	1	1
Total interest income	29,897	22,279	14,307	13,069	12,281
Interest expense:
Interest on deposit accounts	3,677	2,812	1,742	1,647	1,600
Interest on borrowings	470	338	189	169	161
Total interest expense	4,147	3,150	1,931	1,816	1,761
Net interest income	25,750	19,129	12,376	11,253	10,520
Provision for loan losses	2,529	752	943	890	440
Net interest income after provision for loan losses	23,221	18,377	11,433	10,363	10,080
Noninterest income:
Service charges and fees on deposit accounts	769	669	555	509	537
Gain on sales of investment securities	17	205	—	—	—
Gain on sales of loans and other assets owned	882	705	807	747	970
Bank-owned life insurance	192	188	186	187	194
Other	438	210	218	92	123
Total noninterest income	2,298	1,977	1,766	1,535	1,824
Noninterest expense:
Salaries and employee benefits	7,357	5,921	3,642	3,908	3,650
Occupancy and equipment	1,996	1,596	1,015	1,011	949
Professional fees	1,713	1,973	1,188	798	943
Data processing and software expense	766	719	372	360	308
FDIC assessment fees	116	410	393	258	213
Marketing	388	436	225	244	279
Other assets owned expenses and write-downs	73	71	13	25	24
Amortization of intangibles	551	223	95	95	95
Telephone and communications	282	230	106	102	107
Other	1,793	943	733	649	516
Total noninterest expense	15,035	12,522	7,782	7,450	7,084
Net income from operations	10,484	7,832	5,417	4,448	4,820
Income tax expense	6,116	2,650	1,802	1,350	1,630
Net income	$4,368	$5,182	$3,615	$3,098	$3,190
Preferred stock dividends	$—	$42	$—	$—	$—
Net income available to common stockholders	$4,368	$5,140	$3,615	$3,098	$3,190
Basic earnings per share	$0.19	$0.26	$0.24	$0.20	$0.28
Diluted earnings per share	$0.19	$0.25	$0.23	$0.20	$0.27
Weighted average basic shares outstanding	23,124	19,976	15,211	15,200	11,299
Weighted average diluted shares outstanding	23,524	20,392	15,637	15,632	11,653

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - (Unaudited)
(In thousands, except per share data and percentages)
The following table reconciles, at the dates set forth below, GAAP net income available to common stockholders to core (non-GAAP) net income available to common stockholders, core diluted earnings per share, core efficiency ratio and core net interest margin:

	For the Three Months Ended
	December 31, 2017	September 30, 2017	June 30, 2017		March 31, 2017	December 31, 2016
Net interest income (as reported)	$25,750	$19,129	$12,376		$11,253	$10,520
Adjustment:
Income recognized on acquired loans	2,955	637	135		55	61
Core net interest income	22,795	18,492	12,241		11,198	10,459
Provision for loan losses (as reported)	2,529	752	943		890	440
Noninterest income (as reported)	2,298	1,977	1,766		1,535	1,824
Noninterest expense (as reported)	15,035	12,522	7,782		7,450	7,084
Adjustment:
Merger and acquisition ("M&A") costs	(1,018)	(1,391)	(193)		(89)	(279)
Core noninterest expense	14,017	11,131	7,589		7,361	6,805
Core net income from operations	8,547	8,586	5,475		4,482	5,038
Income tax expense (as reported)	6,116	2,650	1,802		1,350	1,630
Adjustments:
Tax impact of adjustments	(678)	264	20		12	76
Tax Act re-measurement	(1,940)	—	—		—	—
Other M&A discrete tax items	(398)	—	—		—	—
Core income tax expense	3,100	2,914	1,822		1,362	1,706
Core net income	$5,447	$5,672	$3,653		$3,120	$3,332
Preferred stock dividends (as reported)	—	42	—	—	—	—
Core net income available to common stockholders	$5,447	$5,630	$3,653		$3,120	$3,332

Weighted average diluted shares outstanding	23,524	20,392	15,637		15,632	11,653

Diluted earnings per share (as reported)	0.19	0.25	0.23		0.20	0.27
Core diluted earnings per share(1)	0.23	0.28	0.23		0.20	0.29

Efficiency Ratio
Efficiency ratio (as reported)	53.60%	59.33%	55.03%		58.26%	57.39%
Core efficiency ratio(2)	55.86%	54.38%	54.18%		57.81%	55.40%

Net Interest Margin
Net interest margin (as reported)	4.24%	3.78%	3.53%		3.21%	3.44%
Core net interest margin(3)	3.75%	3.66%	3.49%		3.19%	3.42%
___________________________

(1)
Core diluted earnings per share is defined as core net income available to common stockholders divided by weighted average diluted shares outstanding. Excluded from net income available to common stockholders are income recognized on acquired loans, merger and acquisition costs, the tax impact of the adjustments to core net interest income and core noninterest expense, the re-measurement of our deferred tax asset as a result of the Tax Act and the tax impact of other M&A discrete tax items.

(2)	We calculate core efficiency ratio as core noninterest expense divided by the sum of core net interest income and noninterest income (as reported).

(3)	Core net interest margin is equal to core net interest income divided by average interest-earning assets.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - (Unaudited)
(In thousands, except per share data and percentages)
The following table reconciles, at the dates set forth below, GAAP net income available to common stockholders to core (non-GAAP) net income available to common stockholders, core diluted earnings per share, core efficiency ratio and core net interest margin:

	For the Years Ended
	December 31, 2017	December 31, 2016
Net interest income (as reported)	$68,508	$40,955
Adjustment:
Income recognized on acquired loans	3,782	425
Core net interest income	64,726	40,530
Provision for loan losses (as reported)	5,114	2,050
Noninterest income (as reported)	7,576	6,503
Noninterest expense (as reported)	42,789	26,390
Adjustment:
Merger and acquisition costs	(2,691)	(472)
Core noninterest expense	40,098	25,918
Core net income from operations	27,090	19,065
Income tax expense (as reported)	11,918	6,467
Adjustment:
Tax impact of adjustments	(382)	16
Tax Act re-measurement	(1,940)	—
Other M&A discrete tax items	(398)	—
Core income tax expense	9,198	6,483
Core net income	$17,892	$12,582
Preferred stock dividends (as reported)	42	—
Core net income available to common stockholders	$17,850	$12,582

Weighted average diluted shares outstanding	18,810	11,153

Diluted earnings per share (as reported)	0.86	1.13
Core diluted earnings per share	0.95	1.13

Efficiency Ratio
Efficiency ratio (as reported)	56.24%	55.61%
Core efficiency ratio	55.46%	55.11%

Net Interest Margin
Net interest margin (as reported)	3.77%	3.72%
Core net interest margin	3.56%	3.68%

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - (Unaudited)
(In thousands, except per share data and percentages)
The following table reconciles, at the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets and presents our book value per common share to our tangible book value per share:

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Tangible Common Equity
Total stockholders’ equity	$490,039	$445,929	$247,602	$242,725	$239,088
Adjustments:
Goodwill	(162,265)	(135,832)	(26,865)	(26,865)	(26,865)
Intangible assets(1)	(22,165)	(10,531)	(2,171)	(2,161)	(2,181)
Total tangible common equity	$305,609	$299,566	$218,566	$213,699	$210,042
Tangible Assets
Total assets	$2,946,693	$2,494,861	$1,508,589	$1,522,015	$1,408,507
Adjustments:
Goodwill	(162,265)	(135,832)	(26,865)	(26,865)	(26,865)
Intangible assets(1)	(22,165)	(10,531)	(2,171)	(2,161)	(2,181)
Total tangible assets	$2,762,263	$2,348,498	$1,479,553	$1,492,989	$1,379,461
Tangible Common Equity to Tangible Assets(2)	11.06%	12.76%	14.77%	14.31%	15.23%
Common shares outstanding	24,110	22,644	15,233	15,229	15,195

Book value per common share(3)	$20.33	$19.69	$16.25	$15.94	$15.73
Tangible book value per common share(4)	$12.68	$13.23	$14.35	$14.03	$13.82
___________________________

(1)	Intangible assets as of December 31, 2017 include branch intangible assets held for sale of $1.7 million.

(2)
We calculate tangible common equity as total stockholders’ equity less goodwill and other intangible assets, net of accumulated amortization, and we calculate tangible assets as total assets less goodwill and other intangible assets, net of accumulated amortization.

(3)
We calculate book value per common share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(4)	We calculate tangible book value per common share as total tangible common equity, divided by the outstanding number of shares of our common stock at the end of the relevant period.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Net Interest Margin - (Unaudited)
(In thousands, except percentages)

	For the Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Total loans(1)(4)	$2,030,587	$28,182	5.51%	$1,643,077	$20,706	5.00%	$971,977	$11,684	4.78%
Securities available for sale	233,244	1,211	2.06	191,265	941	1.95	96,814	396	1.63
Interest-earning deposits in financial institutions	145,099	500	1.37	171,461	629	1.46	147,974	200	0.54
Investment in subsidiary	352	4	4.51	265	3	4.49	93	1	4.28
Total interest-earning assets	2,409,282	29,897	4.92	2,006,068	22,279	4.41	1,216,858	12,281	4.02
Allowance for loan losses	(10,658)			(9,910)			(8,353)
Noninterest-earning assets(4)	294,298			202,352			98,379
Total assets	$2,692,922			$2,198,510			$1,306,884
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits(4)	$1,571,573	3,677	0.93%	$1,294,187	$2,812	0.86%	$784,778	1,600	0.81%
Advances from FHLB	74,589	213	1.13	53,222	160	1.19	38,328	58	0.60
Other borrowings	25,398	257	4.01	13,793	178	5.12	8,078	103	5.07
Total interest-bearing liabilities	1,671,560	4,147	0.98	1,361,202	3,150	0.92	831,184	1,761	0.84
Noninterest-bearing liabilities:
Noninterest-bearing deposits(4)	542,918			452,426			315,988
Other liabilities(4)	13,819			6,898			3,153
Total noninterest-bearing liabilities	556,737			459,324			319,141
Stockholders’ equity	464,625			377,984			156,559
Total liabilities and stockholders’ equity	$2,692,922			$2,198,510			$1,306,884
Net interest rate spread(2)			3.94%			3.49%			3.18%
Net interest income		$25,750			$19,129			$10,520
Net interest margin(3)			4.24%			3.78%			3.44%
___________________________

(1)	Includes average outstanding balances of loans held for sale of $3,155, $1,553, and $5,517 for three months ended December 31, 2017, September 30, 2017, and December 31, 2016, respectively.

(2)	Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)	Net interest margin is equal to net interest income divided by average interest-earning assets.

(4)
Includes average outstanding balances of branch assets and liabilities held for sale in total loans, noninterest-bearing assets, interest-bearing deposits, noninterest-bearing deposits and other liabilities.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Net Interest Margin - (Unaudited)
(In thousands, except percentages)

	For the Year Ended December 31,
	2017			2016
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Total loans(1)(2)	$1,441,295	$73,795	5.12%	$924,465	$44,681	4.83%
Securities available for sale	170,253	3,462	2.03%	84,558	1,409	1.67%
Interest-earning deposits in financial institutions	202,314	2,287	1.13%	93,199	503	0.54%
Investment in subsidiary	202	8	3.96%	93	2	2.15%
Total interest-earning assets	1,814,064	79,552	4.39%	1,102,315	46,595	4.23%
Allowance for loan losses	(9,567)			(7,743)
Noninterest-earning assets(2)	176,883			94,199
Total assets	$1,981,380			$1,188,771
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits(2)	$1,151,033	9,878	0.86%	$688,978	4,988	0.72%
Advances from FHLB	51,196	531	1.04%	43,649	260	0.60%
Other borrowings	13,878	635	4.58%	8,077	392	4.85%
Total interest-bearing liabilities	1,216,107	11,044	0.91%	740,704	5,640	0.76%
Noninterest-bearing liabilities:
Noninterest-bearing deposits(2)	425,124			302,548
Other liabilities(2)	6,802			2,937
Total noninterest-bearing liabilities	431,926			305,485
Stockholders’ equity	333,347			142,582
Total liabilities and stockholders’ equity	$1,981,380			$1,188,771
Net interest rate spread			3.48%			3.47%
Net interest income		$68,508			$40,955
Net interest margin			3.78%			3.72%
___________________________

(1)	Includes average outstanding balances of loans held for sale of $2,493 and $5,078 for the twelve months ended December 31, 2017 and 2016, respectively.

(2)
Includes average outstanding balances of branch assets and liabilities held for sale in total loans, noninterest-bearing assets, interest-bearing deposits, noninterest-bearing deposits and other liabilities.